Exhibit 99.1

IXYS Corporation Reports Record Quarterly Revenues in First Fiscal Quarter Ended June 30, 2010

Highlights:

  Quarterly revenue of $84.9 million, an increase of 73.6% from the same quarter in the prior fiscal year
  Gross margin of 34.7%, an increase of 13.5 percentage points from the same quarter in the prior fiscal year
  Record backlog of $164.9 million
  Quarterly book-to-bill ratio of 1.5

MILPITAS, Calif. & BIEL, Switzerland--(BUSINESS WIRE)--July 29, 2010--IXYS Corporation (NASDAQ:IXYS), an international power and IC semiconductor company, today reported record quarterly net revenues of $84.9 million for the first fiscal quarter ended June 30, 2010, an increase of $36.0 million, or 73.6%, as compared with the net revenues of $48.9 million for the same period in the prior fiscal year. Of equal importance, the record revenues of $84.9 million mark the fourth consecutive quarter of revenue growth and beat last quarter’s revenues by $8.3 million, or 10.9%.

Net income for the quarter ended June 30, 2010 was $6.5 million, or $0.21 per diluted share, as compared to a net loss of $3.9 million, or $0.13 loss per share, for the same quarter in the prior fiscal year.

The positive uptick was powered by three major trends: 1) increased sales in all major geographic areas, 2) strong sales in industrial, commercial and communication infrastructure, and 3) improved operating margins.

“We delivered results consistent with our growth plans, as demonstrated also in the prior quarter. The investment we made in technology and new products, including the recently added Zilog MCUs, added to the strong growth in revenues, gross margins and profits,” commented Dr. Nathan Zommer, Chairman & CEO of IXYS Corporation. “We are transforming IXYS into a higher gross margin power semiconductor and specialized control IC company, in line with the demands of our worldwide customers. Much of the success can be attributed to increased demand internationally for more efficient motor control, energy efficient power management, renewable wind and solar energy, medical diagnosis and treatment equipment using higher voltage technology, better mass transit systems and internet-based telecommunications.”

Gross profit was $29.5 million, or 34.7% of net revenues, for the quarter ended June 30, 2010, as compared to gross profit of $10.3 million, or 21.2% of net revenues, for the same quarter in the prior fiscal year. Gross margins increased 2.3 percentage points over the March 2010 quarter, marking five consecutive quarters of margin growth.

The company launched several new products during the quarter, including:

  High power LED drivers for lighting and LCD backlighting in consumer, industrial and medical displays
  Zilog’s ZMOTION control technology for motion activated lights, doors, escalators and occupancy-based power management products
  Higher operating temperature bipolar power modules for industrial customers

Backlog was $164.9 million at June 30, 2010, as compared to $77.1 million at June 30, 2009. Backlog increased $39.4 million from March 31, 2010 to June 30, 2010. Bookings were $124.2 million for the June 30, 2010 quarter, as compared to $49.1 million for comparable quarter of last year, a 153.0% increase. On a quarter over quarter basis, bookings jumped $25.7 million, a 26.0% increase from the March 2010 quarter. Backlog and bookings reflect orders received on terms where product may be shipped within 12 months.

“While IXYS’ proactive business strategy dissipated the effects of the recent recession, we remained concerned about any protracted market volatility,” said Uzi Sasson, IXYS’ President and Chief Financial Officer. “Many of our customers take vacations during the summer months and reduce the rate at which they will accept shipments. Furthermore, we are faced with uncertainty regarding currency exchange rates and their impact on our revenues during the period. Therefore, we project revenues for the quarter ending September 30, 2010 to be relatively flat to slightly higher as compared to the quarter ended June 30, 2010.”

ABOUT IXYS CORPORATION

Since its founding in Silicon Valley, IXYS Corporation has been developing technology-driven products to improve power conversion efficiency, generate clean energy, improve automation, and provide advanced products for the transportation, medical and telecommunication industries. IXYS is a worldwide pioneer in the development of power semiconductors and high voltage integrated circuits (HVIC) that are necessary in reducing the world’s dependence on fossil fuels.

Diminishing natural resources, demand for cheap energy and environmental directives for energy efficiency represent a significant challenge. IXYS’ power semiconductors and mixed-signal integrated circuits (IC) play a vital role in reducing energy costs and consumption by optimizing the energy efficiency of everyday products. With an end customer base of over 2,000 telecommunications, transportation, industrial, medical and consumer companies, IXYS is a worldwide provider of semiconductors.

Additional information may be obtained by visiting IXYS’ website at http://www.ixys.com, or by contacting the company directly.

SAFE HARBOR STATEMENT

The foregoing press release contains forward-looking statements, including those related to our growth plans, the transformation of IXYS, increased demand internationally, book-to-bill ratio, backlog, bookings, protracted market volatility and the revenue projections for the quarter ending September 30, 2010. Actual results may vary materially from those contained in the forward-looking statements, due to changes in customer delivery schedules, the cancellation of orders, an unanticipated decline in our business, increased competition, capacity limits on our ability to manufacture our products, cash flow difficulties, unanticipated technological hurdles, adverse changes in customer demand, difficulties in gaining market acceptance of new products, increasing product costs and unexpected increases in operating expenses, among other things. Further information on other factors that could affect IXYS is detailed and included in IXYS’ Form 10-K for the year ended March 31, 2010, as filed with the Securities and Exchange Commission. IXYS undertakes no obligation to publicly release the results of any revisions to these forward-looking statements.

IXYS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	June. 30,	Mar. 31,
	2010	2010
ASSETS
Current assets:
Cash and cash equivalents	$58,233	$61,337
Accounts receivable, net	52,018	47,158
Other receivables	1,519	1,196
Inventories, net	68,389	65,583
Prepaid expenses and other current assets	4,092	4,023
Deferred income taxes	10,173	10,467
Total current assets	194,424	189,764
Plant and equipment, net	44,812	47,588
Other assets	28,842	30,863
Deferred income taxes	17,085	17,081

Total assets	$285,163	$285,296

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Current portion of capitalized lease obligations	$2,199	$2,845
Current portion of notes payable to bank	8,333	8,434
Accounts payable	17,730	17,762
Accrued expenses and other current liabilities	26,796	24,998
Total current liabilities	55,058	54,039
Capitalized lease and other long term obligations, net of current portion	30,705	32,300
Pension liabilities	15,036	15,822
Total liabilities	100,799	102,161

Common stock	369	368
Additional paid-in capital	137,754	137,580
Retained earnings	49,833	43,307
Accumulated other comprehensive income	(3,592)	1,880
Stockholders' equity	184,364	183,135

Total liabilities and stockholders' equity	$285,163	$285,296

IXYS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)
	Three Months Ended
	June 30
	2010	2009

Net revenues	$84,875	$48,885
Cost of goods sold	55,382	38,541
Gross profit	29,493	10,344
Operating expenses:
Research, development and engineering	7,012	4,569
Selling, general and administrative	10,422	8,348
Amortization of intangibles	1,923	-
Restructuring charges	47	-
Total operating expenses	19,404	12,917
Operating income (loss)	10,089	(2,573)
Other income (expense), net	2,433	(1,741)
Income (loss) before income tax provision	12,522	(4,314)
Provision for (benefit from) income tax	5,996	(446)
Net income (loss)	$6,526	$(3,868)

Net income (loss) per share - basic	$0.21	$(0.13)

Weighted average shares used in per share calculation - basic	31,332	30,679

Net income (loss) per share - diluted	$0.21	$(0.13)

Weighted average shares used in per share calculation - diluted	31,701	30,679

CONTACT:
IXYS Corporation
Uzi Sasson, 408-457-9000
President & CFO